Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 14, 2014		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Cuts Dividend on Slumping Export Sales

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2014.

"The Company has experienced continued low sales across its network of European distributors as well as with one OEM customer in Asia. The situation has worsened with recent political turmoil in Russia and Ukraine," Michael J. Koss, President and CEO, told employees here today. "The sales in the U.S. have fared better but are also lower than last year," Koss continued.

Sales for the third quarter were $4,300,373 compared to $8,302,113 for the same three month period one year ago, a 48.2% decrease. The three month net loss was $25,121, compared to net income of $115,441 for the third quarter last year. Diluted loss per common share for the quarter was $0.00 compared with diluted income per common share of $0.02 for the same three month period one year ago.

Sales for the nine months ended March 31, 2014 trended down by 31.7% to $17,648,927 compared with $25,859,006 for the same nine month period a year ago. Nine month net loss was $3,398,560 compared to $820,282 of net income for the same nine months last year. Diluted loss per common share was $0.46 compared with diluted income per common share of $0.11 for the same nine month period a year ago.

"Weak economies appear to be the main reason for lower sales in Europe along with some challenges of properly balancing inventories," Koss said. "U.S. sales of new products and additions of new retailers helped to partially offset the declines at a couple of mass retailers."

The Company determined that based on the financial results, the Company would not declare a dividend for the quarter ending June 30, 2014. The Company will determine whether to declare and the amount of any future dividends on a quarter-by-quarter basis. The Company indicated this would be based upon its assessment of its financial condition and liquidity, including factors such as improvement in sales as a whole and in particular in the export markets, an increased generation of cash from operations, and the Company’s earnings. Koss explained, "We did not see the necessary improvements to sustain payment of the quarterly dividend for the period ending June 30, 2014."

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2014	2013	2014	2013
Net sales	$4,300,373	$8,302,113	$17,648,927	$25,859,006
Cost of goods sold	3,206,738	4,998,121	12,321,111	16,546,236
Impairment of capitalized software, inventory and related items	—	—	4,535,747	—
Gross profit	1,093,635	3,303,992	792,069	9,312,770
Operating expenses:
Selling, general and administrative expenses	2,354,337	3,111,919	7,925,186	9,134,158
Unauthorized transaction related costs and recoveries, net	(231,162)	152,001	(827,707)	(1,043,070)
Total operating expenses	2,123,175	3,263,920	7,097,479	8,091,088
Income (loss) from operations	(1,029,540)	40,072	(6,305,410)	1,221,682
Other income (expense):
Interest expense	65,536	16,786	49,737	(39,719)
Income (loss) before income tax provision (benefit)	(964,004)	56,858	(6,255,673)	1,181,963
Income tax provision (benefit)	(938,883)	(58,583)	(2,857,113)	361,681
Net income (loss)	$(25,121)	$115,441	$(3,398,560)	$820,282
Income (loss) per common share:
Basic	$—	$0.02	$(0.46)	$0.11
Diluted	$—	$0.02	$(0.46)	$0.11
Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

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